                                                                         Reg S-K
                                                                        Item 601
                                                                      Exhibit 12


                             BERKSHIRE HATHAWAY INC.
   Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                              (Dollars in millions)


                                                                              Years Ended December 31,
                                                                              ------------------------
                                                               1999         1998         1997         1996         1995
                                                             -------      -------      -------      -------      -------
Net earnings ..........................................      $ 1,557      $ 2,830      $ 1,901      $ 2,489      $   795
  Income tax expense ..................................          852        1,457          898        1,197          276
  Minority interest in earnings .......................           41           27           28           20           13
  Equity in the net income of investees
     accounted for under the equity method ............           --           --           --           --          (92)
  Fixed charges* ......................................          187          142          141          124           75
                                                             -------      -------      -------      -------      -------
Earnings available for fixed charges ..................      $ 2,637      $ 4,456      $ 2,968      $ 3,830      $ 1,067
                                                             =======      =======      =======      =======      =======
Realized investment gain, pretax, included in
  earnings available for fixed charges ................      $ 1,365      $ 2,415      $ 1,106      $ 2,484      $   194
                                                             =======      =======      =======      =======      =======
Fixed charges*
  Interest on indebtedness (including amortization
     of debt discount and expense) ....................      $   134      $   109      $   112      $   100      $    59
  Rentals representing interest .......................           53           33           29           24           16
                                                             -------      -------      -------      -------      -------
                                                             $   187      $   142      $   141      $   124      $    75
                                                             =======      =======      =======      =======      =======
Ratio of earnings to fixed charges* ...................       14.10x       31.38x       21.05x       30.89x       14.23x
                                                             =======      =======      =======      =======      =======
Ratio of earnings, excluding realized investment
  gain, to fixed charges* .............................        6.80x       14.37x       13.21x       10.85x       11.64x
                                                             =======      =======      =======      =======      =======

------------

*Excludes fixed charges of finance businesses. Fixed charges of finance businesses were as follows:


                                            1999       1998       1997       1996       1995
                                           -----      -----      -----      -----      -----
                                           $ 586      $  21      $  20      $  30      $  29


Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:


                                              1999       1998        1997        1996        1995
                                             -----      ------      ------      ------      ------
Including realized investment gain ....      4.17x      27.47x      18.56x      25.06x      10.54x
Excluding realized investment gain ....      2.40x      12.65x      11.69x      8.94x       8.67x